FRANK CRYSTAL & COMPANY

Frank Crystal & Co., Inc.
Financial Square
32 Old Slip, 17th floor
New York, NY 10005-3504
PHONE 212 344-2444 800 221-5830
FAX 212 509-1292

INSURANCE BINDER

Original

NAMED INSURED
Cornerstone Total Return Fund, Inc. c/o Bear Stearns Funds Management, Inc. 383 Madison Avenue New York, NY 10179

BINDER DATE	BINDER NO.
02/28/08	149444

CLIENT CODE	POLICY TYPE
CORNTO	Renewal

ACCOUNT EXECUTIVE
Brian Kill 646-810-3454

EFFECTIVE DATE	EXPIRATION DATE	POLICY NUMBER	INSURER
03/23/08	03/23/09	BINDER432447	National Union Fire Ins. Co

COVERAGE DESCRIPTION AND AMOUNTS/LIMITS

Coverage: Registered Management Investment Company Bond

- Limit of Liability (single/aggregate) inclusive of Defense Costs, Charges and Expenses: $1,525,000
- Retention/Deductible (each and every loss): $0/$5,000/$10,000
- One Year Premium: $3,846

Coverage will be provided pursuant to the terms and conditions of the expiring AIG Bond No. 6214266

The undersigned company agrees, for its respective interests only and to the extent respectively indicated, to effect insurance or changes as set forth. This agreement is binding for account of the Assured until acceptance of satisfactory policy and/or endorsement and/or term agreed to by Frank Crystal & Company and/or its subsidiaries and affiliates. This binder is issued for a period of 60 days and automatically will be extended for additional consecutive periods of 60 days until acceptance of the Policy, Bond, and/or Endorsement by the Assured.

In addition to the fees and/or commissions received by Frank Crystal & Company for the placement of insurance coverages, in certain circumstances other parties may earn and retain usual and customary commissions for their role in providing insurance products or services under their separate contracts with insurers and/or reinsurers. Additionally, the firm may receive contingent payments or allowances from some insurers based on factors which are not client-specific, such as aggregate loss experience, size or performance of an overall book of business produced with the insurer.

Premium: $3,846	National Union Fire Ins. Co.
Confirmed By:	Authorized Representative: Ms. Ida Dominguez
At Frank Crystal & Co., Inc. Refer To: Brian P. Kill	Admitted: X Non-Admitted: